Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (Nos. 333-189150 and 333-189150-01) of Lloyds Banking Group plc of our report dated 5 March 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 20-F. We also consent to the reference to us under the heading “Selected Consolidated Financial Data” in this Annual Report on Form 20-F.

PricewaterhouseCoopers LLP
London, United Kingdom
5 March 2014